Exhibit 99.2

SUNEDISON TO REVIEW STRATEGIC ALTERNATIVES

IN MOVING TO A GENERAL PARTNER STRUCTURE

MARYLAND HEIGHTS, Mo., May 11, 2015 – SunEdison, Inc. (the “Company”) (NYSE: SUNE), announced today that it is reviewing strategic alternatives to more effectively align the Company structure as a sponsor in a long term asset ownership platform, through its TerraForm platform. The most efficient and commonly utilized structure by sponsors of yield vehicles is the general partnership (“GP”) structure in a master limited partnership (“MLP”). The Company is considering a range of alternatives that will drive greater value and enable the efficient return of capital to shareholders, while maximizing its growth opportunities.

“Given the transformative activities that we have undertaken over the past year, including accelerating the value of SunEdison’s IDRs in TerraForm Power and progress growing the TerraForm platform, a thorough review of the Company structure is deemed prudent given our transition into a sponsor of long-term asset ownership vehicles,” said Ahmad Chatila, President and Chief Executive Officer of SunEdison. “This review is part of our strategic effort to more effectively position the company to maximize shareholder value.”

The Company’s Board authorized this strategic review. SunEdison expects to conclude its strategic review before the end of the year. However, no specific timetable has been set, and there can be no assurance that any transaction will take place. Likewise, no decision has been made on the timing or terms of any such transaction if one were to occur.

About SunEdison

SunEdison is the world’s largest renewable energy development company and is transforming the way energy is generated, distributed, and owned around the globe. The company develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world’s largest renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices and technology manufacturing around the world. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.”

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. SunEdison expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contacts:

Media:

Tony Carroll

Grayling for SunEdison

SunEdison@grayling.com

(619) 269-9518

Investors/Analysts:

R. Phelps Morris

SunEdison

pmorris@sunedison.com

(314) 770-7325